Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 78 to the Registration Statement of Deutsche DWS Tax Free Trust (Form N-1A, No. 002-81105) of our report dated July 27, 2020 on the financial statements and financial highlights of DWS Intermediate Tax-Free Fund (one of the Funds constituting Deutsche DWS Tax Free Trust) included in the Fund’s Annual Report for the fiscal year ended May 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 22, 2020